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Exhibit 23.4

Consent of Independent Appraiser

        American Appraisal Associates, Inc. ("AAA") hereby consents to QRS Corporation's references to the words appraisal and/or appraiser under the Captions "Documents Incorporated by Reference," "Note 5: Acquisitions," "Note 7: Impairment Loss," and "Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations" in its Form 10-K filing with the United States Securities and Exchange Commission for the Fiscal Year ended December 31, 2001. Specifically, AAA consents to QRS Corporation's reference to the shares of common stock of Tradeweave, Inc. valued at $1.17 per share at September 30, 2000. AAA also consents to QRS Corporation's references to purchase price allocations for Tradeweave, Inc., RockPort Trade Systems, Inc., Image Info, Inc., Retail Data Services, Inc. and RDS, Inc. Additionally, AAA consents to references to analysis performed in conjunction with an impairment analysis performed in the fourth quarter of 2001. We do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ American Appraisal Associates, Inc.

March 20, 2002

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  Exhibit 23.4
Consent of Independent Appraiser